EXHIBIT 99.1

Golden Matrix Group Files Pro Forma Financial Statements

in Conjunction with Meridianbet Acquisition

Company Shows Strong Pro Forma Financial Performance for 2023,

With Total Sales of $137 Million and 57% Gross Margin

LAS VEGAS, NV -- June 4, 2024 (GLOBE NEWSWIRE) -- Golden Matrix Group Inc. (NASDAQ: GMGI) (“Golden Matrix” or the “Company”) , a developer, licensor and global operator of online gaming and eCommerce platforms, systems and gaming content, today announced the filing of its pro forma financial statements with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K/A in conjunction with the recently announced acquisition of Meridianbet Group (“Meridianbet”).

The Form 8-K/A pro forma disclosure represents the combination of the financial results of Golden Matrix and Meridianbet for the year ended December 31, 2023, and the first quarter of 2024.

In fiscal year 2023, the combined entity achieved total pro forma sales of $137 million and a gross margin of 57%, reflecting strong market expansion and operational efficiency. These results highlight significant growth in key financial metrics and robust operational performance, underscoring the successful integration of Meridianbet  as a subsidiary and the strategic synergies realized from this acquisition.

Pro Forma Combined Results (Fiscal Year 2023)

•	Total combined revenue of $137.17 million.

•	Combined gross margin of 56.95%, reflecting strong combined operational efficiency.

Pro Forma Combined Quarterly Results (Q1 2024)

•	Total combined revenue of $36.69 million for Q1 2024.

•	Combined gross margin of 57.41% for Q1 2024, indicating efficient cost management.

•	Combined net income of $2.06 million for Q1 2024.

Pro forma combined results for fiscal year 2023 and Q1 2024 are impacted by certain accounting treatments related to the acquisition and integration of Meridianbet , the majority of these items are non-cash items. Investors should look to Golden Matrix’s upcoming Q2 2024 earnings report for like-for-like consolidated financials.

Highlights From Meridianbet Group Fiscal 2023 Audited Annual Financials

•	Sales increased by 24.1% from $74.93 million in 2022 to $92.99 million in 2023, reflecting strong market expansion and successful customer acquisition strategies.

•	Company maintained a high gross margin of 73.39% in 2023, demonstrating efficient cost management and operational excellence.

•	The cash flow from operating activities to net income ratio improved to 170% in 2023, indicating robust cash generation and financial health.

Highlights From Meridianbet Group Fiscal 2024 First Quarter Financials

•	Sales increased by 8.33% from $22.94 million in Q1 2023 to $24.85 million in Q1 2024, reflecting a growth driven by strong market customer acquisition and retention.

•	Company achieved a high gross margin of 71.19% in Q1 2024, demonstrating efficient cost management and operational excellence.

•	Company reported net income of $3.95 million for Q1 2024, showcasing strong financial performance and profitability.

For additional information on the pro forma financial performance and Meridianbet Group’s financial performance, please refer to the Company’s Form 8-K/A report, which has been filed with the SEC today and is available at https://www.nasdaq.com/market-activity/stocks/gmgi/sec-filings or www.sec.gov .

A summary of the Company’s pro forma performance and highlights can be found at https://goldenmatrix.com/events-presentations/.

About Golden Matrix

Golden Matrix Group , based in Las Vegas NV, is an established B2B and B2C gaming technology company operating across multiple international markets. The B2B division of Golden Matrix develops and licenses proprietary gaming platforms for its extensive list of clients and RKings , its B2C division, operates a high-volume eCommerce site enabling end users to enter paid-for competitions on its proprietary platform in authorized markets. The Company also owns and operates MEXPLAY, a regulated online casino in Mexico.

Founded in 2001, the MeridianBet Group is a well-established online sports betting and gaming group, licensed and currently operating in 16 jurisdictions across Europe, Africa and South America. The MeridianBet Group’s successful business model utilizes proprietary technology and scalable systems, thus allowing it to operate in multiple countries and currencies and with an omni-channel approach to markets, including retail, desktop online and mobile.

Our sophisticated software automatically declines any gaming or redemption requests from within the United States, in strict compliance with current US law.

Disclaimer:

The unaudited pro forma condensed combined financial information has been prepared by GMGI management for illustrative purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the Meridian Companies and GMGI been a combined company during the specified periods. Additionally, the unaudited pro forma results do not give effect to any potential cost savings or other synergies that could result from the combination of the Meridian Companies and GMGI. The pro forma adjustments are based on the information available at the date of this Current Report on Form 8-K/A and reflect preliminary estimates of fair value. The unaudited pro forma condensed combined financial information, including the notes, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of the Meridian Companies included as Exhibits 99.1 and 99.3 to the Current Report on Form 8-K/A which this pro forma financial information is filed with as Exhibit 99.4 and GMGI as set forth in its Annual Report on Form 10-K for the year ended October 31, 2023, as filed with the SEC on January 17, 2024, and, its Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2024, as filed with the SEC on March 14, 2024.

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Connect with us:

X - https://twitter.com/gmgi_official

Instagram - https://www.instagram.com/goldenmatrixgroup/

www.goldenmatrix.com

Investor & Media Contacts:

Brett Milotte, ICR

Brett.Milotte@icrinc.com

Jason Chudoba, ICR

Jason.Chudoba@icrinc.com

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